Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Quepasa Corporation and Subsidiaries

We hereby consent to the incorporation by reference in registration statements of Quepasa Corporation and Subsidiaries on Form S-3, No. 333-40574, and Form S-8, Nos. 333-88271, 333-93637, 333-118645 and 333-146486 of our report dated April 17, 2007, except for Notes 8b and 9b to which the date of filing is October 29, 2007, relating to the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the year ended December 31, 2006, (as restated), appearing in the Annual Report on Form 10-KSB of Quepasa Corporation and Subsidiaries for the year ended December 31, 2007.

/s/ Perelson Weiner LLP
New York, New York
March 31, 2008